UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 4, 2022
Ameresco, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-34811	04-3512838
(State or Other Juris- diction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

111 Speen Street,	Suite 410,	Framingham,	MA	1701
(Address of Principal Executive Offices)				(Zip Code)
Registrant’s telephone number, including area code: (508) 661-2200

(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1033 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

	Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.
On March 4, 2022, Ameresco, Inc. ("Ameresco" or the "Company") refinanced its term loan and revolving credit facility by entering into a fifth amended and restated bank credit facility with the lenders party thereto, BOFA Securities, Inc., Fifth Third Securities, Inc. and KeyBanc Capital Markets, Inc., as joint lead arrangers and joint bookrunners, Webster Bank N.A. as Co-Documentation Agent, and Bank of America, N.A., as Administrative Agent (the "Restated Credit Agreement").
The Restated Credit Amendment replaces and extends Ameresco's existing credit agreement dated June 28, 2019, as thereafter amended (the "Original Credit Agreement"). The Original Credit Agreement was scheduled to expire on June 28, 2024 and provided for a $180 million revolving credit facility and, as of the date of such amendment and restatement, an approximately $53 million term loan. Under the Restated Credit Agreement, the credit facilities under the Original Credit Agreement were refinanced (the "Refinanced Credit Facilities") and replaced by the following facilities:
•a $200 million revolving credit facility ("Revolver"), maturing on March 4, 2025;
•a $75 million term loan A ("Term Loan"), maturing on March 4, 2025; and
•a $220 million delayed draw term loan A ("Delayed Draw Term Loan"), which can be drawn upon up to three times until March 4, 2023, maturing on September 4, 2023.
The Revolver may be increased by up to an additional $100 million at the Company's option if lenders are willing to provide such increased commitments, subject to certain conditions.

Ameresco expects to use the Refinanced Credit Facilities for general corporate purposes, such as permitted acquisitions, refinancing of existing indebtedness and working capital requirements including for the Turnkey Engineering, Procurement, Construction and Maintenance Agreement with Southern California Edison ("SCE"), dated October 21, 2021 ("SCE Agreement"). Immediately following the closing, there were approximately $0 of borrowings outstanding under the Revolver, $75 million borrowing outstanding under the Term Loan, and $200 million borrowings outstanding under the Delayed Draw Term Loan.

Ameresco is the sole borrower under the Restated Credit Agreement. The obligations under the Restated Credit Agreement are guaranteed by certain of its direct and indirect wholly owned domestic subsidiaries and are secured by a pledge of all of the Company's and such subsidiary guarantors' assets (other than the equity interests of certain subsidiaries and assets held in subsidiaries that are non-core companies (as defined in the Restated Credit Agreement)). The security interests are evidenced by a pledge and security agreement with Bank of America, N.A., in its capacity as collateral agent, and other related agreements.

The interest rate for borrowings under the Refinanced Credit Facilities is based on, at the Company's option, either (1) the highest of (a) the Federal Funds Rate (as defined in the Restated Credit Agreement) plus 0.5%, (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate,” or (c) the Term SOFR (as defined in the Restated Credit Agreement) plus 1.0%, plus, in each case, a margin of 0.5% to 1.75%, depending on Ameresco’s core leverage ratio (as defined in the Restated Credit Agreement); or (2) the Term SOFR plus a margin of 1.50% to 2.75%, depending on Ameresco’s core leverage ratio. A commitment fee of between 0.25% and 0.40%, depending on Ameresco’s core leverage ratio, is payable quarterly on the undrawn portion of the Revolver and Delayed Draw Term Loan. Immediately following closing, the interest rate for any borrowings under each of the Revolver, Term Loan and Delayed Draw Term Loan was 2.3%, the 6 month Term SOFR plus the applicable margin.

The Term Loan requires quarterly principal payments of $1.25 million starting March 31, 2024, with the balance due at maturity. Any amounts outstanding on the Revolver and Delayed Draw Term Loan are due on maturity. In addition, subject to the terms and conditions set forth in the Restated Credit Agreement, Ameresco is required to make certain mandatory prepayments from the net proceeds of specified types of asset sales (subject to certain reinvestment rights), debt issuances and insurance recoveries (subject to certain reinvestment rights) ("Mandatory Prepayments"). Mandatory Prepayments, if any, are required to be applied by Ameresco, first, to the Delayed Draw Term Loan, second, to the Term Loan, third, to any outstanding amount under any Swing Line Loans (as defined in the Restated Credit Agreement), fourth, to the Revolver, fifth to prepay any outstanding reimbursement obligations with respect to Letters of Credit (as defined in the Restated Credit Agreement) and sixth, to cash collateralize any Letters of Credit. Subject to certain limitations, the Company may voluntarily prepay any of the Refinanced Credit Facilities without premium or penalty.

The Restated Credit Agreement contains affirmative and negative covenants customarily applicable to senior secured credit facilities, including covenants restricting the ability of Ameresco and certain of its subsidiaries, subject to negotiated exceptions, to: incur additional indebtedness; create liens or guarantee obligations; enter into sale-leaseback transactions; merge, liquidate or dispose of assets; make acquisitions or other investments; enter into hedging agreements; pay dividends and make other distributions and engage in transactions with affiliates. Under the Restated Credit Agreement, Ameresco and its subsidiaries may not invest cash or property in, or loan to, Ameresco’s subsidiaries that are non-core companies amounts exceeding 49% of Ameresco’s consolidated stockholders’ equity in the aggregate, as calculated in accordance with the agreement. In addition, under the Restated Credit Agreement, Ameresco must maintain the following financial covenants:

•a ratio of total funded debt to EBITDA of less than (i) 4.5 to 1.0 at March 31, 2022, (ii) 4.25 to 1.0 at June 30, 2022, (iii) 4.0 to 1.0 at September 30, 2022 and December 31, 2022 and (iv) 3.5 to 1.0 thereafter; and
•a debt service coverage ratio (as defined in the agreement) of at least 1.5 to 1.0.
Certain of the negative and affirmative covenants were modified in the Restated Credit Agreement to provide the Company with additional financial flexibility. The Restated Credit Agreement also contains customary representations and warranties and events of default, including payment defaults, breach of representations and warranties, covenant defaults, cross defaults and an event of default upon a change of control of Ameresco. In addition, an event of default by Ameresco under the SCE Agreement resulting in SCE terminating the SCE Agreement and certain payment defaults by SCE under the SCE Agreement are events of default under the Restated Credit Agreement. If an event of default occurs and is not cured within any applicable grace period or is not waived, the agent would be entitled to take various actions, including accelerating amounts due under the outstanding Refinanced Credit Facilities. If the indebtedness under the Restated Credit Agreement were accelerated, Ameresco and the subsidiaries guaranteeing the indebtedness might not have sufficient funds to pay such indebtedness. In that event the lenders would be entitled to enforce their security interests

The foregoing description of the Restated Credit Agreement is qualified in its entirety by reference to the full text of the Restated Credit Agreement, a copy of which is filed as Exhibit 10.1 hereto and incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The discussion in Item 1.01 is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.
(d) Exhibits
The exhibits listed on the Exhibit Index immediately preceding such exhibits are furnished as part of this Current Report on Form 8-K.

EXHIBIT INDEX

Exhibit No.	Description
10.1
Fifth Amended and Restated Credit Agreement dated as of March 4, 2022 among Ameresco, Inc., certain of its subsidiaries, the lenders (as defined therein), BOFA Securities, Inc. as sole lead arranger and sole bookrunner and Bank of America, N.A. as administrative agent

104	Cover Page Interactive Data File (formatted as Inline XBRL)

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERESCO, INC.
March 4, 2022	By:	/s/ Spencer Doran Hole
Spencer Doran Hole
Executive Vice President and Chief Financial Officer (duly authorized and principal financial officer)